Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Dianne Douglas 310-252-2703 Dianne.Douglas@mattel.com

MATTEL REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

Third Quarter Highlights

•	Worldwide net sales increased 2 percent;

•	Domestic gross sales increased 3 percent and international gross sales increased 2 percent;

•	Worldwide gross sales for core brands: Barbie® up 6 percent; Hot Wheels® down 3 percent; Core Fisher-Price® down 10 percent and American Girl® brands up 2 percent;

•	Gross margin decreased by 20 basis points of net sales; SG&A decreased by 90 basis points of net sales;

•	Operating income was $358.6 million compared to operating income of $336.5 million in the third quarter of 2009; and

•	Earnings per share of $0.77 (includes a tax benefit of $0.05) vs. prior year of $0.63.

EL SEGUNDO, Calif., Oct. 15, 2010 – Mattel, Inc. (NASDAQ: MAT) today reported 2010 third quarter financial results. For the quarter, the company reported net income of $283.3 million, or $0.77 per share, compared to last year’s third quarter net income of $229.8 million, or $0.63 per share.

“We continue to be pleased with the performance of the business,” said Robert A. Eckert, chairman and chief executive officer of Mattel, Inc. “While the all-important holiday season is still in front of us, we remain on track to deliver solid revenue and profit growth driven by our portfolio of brands and countries.”

Financial Overview

For the quarter, net sales were $1.83 billion, up 2 percent compared to $1.79 billion last year, including unfavorable changes in currency exchange rates of 3 percentage points. On a regional basis, third quarter gross sales increased 3 percent in the U.S. and increased 2 percent in international markets, including unfavorable changes in currency exchange rates of 7 percentage points. Operating income for the quarter was $358.6 million, compared to prior year’s operating income for the quarter of $336.5 million.

(more)

Mattel Reports Third Quarter 2010 Results/Page 2 2 2

The company’s debt-to-total-capital ratio was 29.8 percent. On September 28, 2010, the company issued $500 million of senior unsecured notes with the proceeds to be used for general corporate purposes, including paying off $260 million of long-term debt maturities over the next year.

Consistent with the seasonality of the business, year-to-date, net cash flow used for operating activities was approximately $428 million, an increase of $109 million, compared with a use of approximately $319 million in the first nine months of 2009, primarily due to lower factoring of receivables in 2010.

Sales by Business Unit

Mattel Girls and Boys Brands

For the third quarter, worldwide gross sales for the Mattel Girls & Boys Brands business unit were $1.17 billion, up 8 percent versus a year ago. Worldwide gross sales for the Barbie® brand grew 6 percent compared to last year. Worldwide gross sales for Other Girls Brands were up 7 percent, driven primarily by strong performance of the Disney Princess™ doll line and the introduction of the Monster High doll line. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco R/C® brands, were down 5 percent. Worldwide gross sales for the Entertainment business, which includes Radica® and Games and Puzzles, increased by 23 percent for the quarter, mostly attributable to growth in the Toy Story® 3 and World Wrestling Entertainment properties.

Fisher-Price Brands

Third quarter worldwide gross sales for the Fisher-Price Brands business unit, which includes the Fisher-Price® Core, Fisher-Price® Friends and Power Wheels® brands, were $743.4 million, or down 5 percent versus the prior year, primarily due to declines in Fisher-Price® Core and Power Wheels®, which offset gains in Fisher-Price® Friends, primarily driven by products supporting evergreen entertainment properties such as Thomas and Friends® and the new product introduction of Sing-A-Ma-Jigs!™.

American Girl Brands

Third quarter gross sales for the American Girl Brands business unit, which offers American Girl® branded products directly to consumers, were $84.4 million, up 2 percent versus last year, reflecting the benefit of the opening of two new boutique stores in Denver and Kansas City and the retiring of historical character, Felicity, to the American Girl Archives, as well as the launch of the My American Girl line, a re-positioning of the contemporary line featuring a doll configurator and virtual world.

(more)

Mattel Reports Third Quarter 2010 Results/Page 3 3 3

Live Webcast

Mattel will webcast its 2010 third quarter financial results conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call, until midnight Eastern time on October 20th and may be accessed by dialing + 1 (706) 645-9291. The passcode is 96255098.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of http://corporate.mattel.com/, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc., (NASDAQ: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco R/C®, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2010, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the third year in a row, and was ranked among Corporate Responsibility Magazine’s “100 Best Corporate Citizens.” Mattel also is recognized among the “World’s Most Ethical Companies.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 27,000 people in 43 countries and territories and sells products in more than 150 nations. At Mattel, we are “Creating the Future of Play.”

###

Note: This press release contains a forward-looking statement relating to expected 2010 revenue and profit growth driven by the Company’s portfolio of brands and countries. This forward-looking statement is based on currently available operating, financial, economic and other information and is subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward looking statement. Some of these factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2010, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MAT-FIN

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended September 30,					For the Nine Months Ended September 30,
(In millions, except per share and percentage information)	2010		2009		Yr / Yr % Change	2010		2009		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$1,833.1		$1,791.9		2%	$3,731.6		$3,475.7		7%
Cost of sales	895.6	48.9%	873.3	48.7%	3%	1,872.6	50.2%	1,805.2	51.9%	4%

Gross Profit	937.5	51.1%	918.6	51.3%	2%	1,859.0	49.8%	1,670.5	48.1%	11%
Advertising and promotion expenses	201.6	11.0%	197.1	11.0%	2%	397.7	10.7%	371.0	10.7%	7%
Other selling and administrative expenses	377.3	20.6%	385.0	21.5%	-2%	988.0	26.5%	985.7	28.4%	0%

Operating Income	358.6	19.6%	336.5	18.8%	7%	473.3	12.7%	313.8	9.0%	51%
Interest expense	13.8	0.8%	19.3	1.1%	-28%	40.9	1.1%	52.7	1.5%	-22%
Interest (income)	(1.8)	-0.1%	(1.5)	-0.1%	22%	(7.1)	-0.2%	(7.5)	-0.2%	-6%
Other non-operating expense (income), net	—		14.1			(2.5)		5.6

Income Before Income Taxes	346.6	18.9%	304.6	17.0%	14%	442.0	11.8%	263.0	7.6%	68%
Provision for income taxes	63.3		74.8			82.3		62.7

Net Income	$283.3	15.5%	$229.8	12.8%	23%	$359.7	9.6%	$200.3	5.8%	80%

EPS—Basic	$0.78		$0.63			$0.98		$0.55

Average Number of Common Shares	360.6		360.8			362.2		359.5

EPS—Diluted	$0.77		$0.63			$0.97		$0.55

Average Number of Common and Potential Common Shares	363.5		361.9			365.4		360.3

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(In millions, except percentage information)	2010		2009		2010		2009
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$1,169.1		$1,084.6		$2,395.4		$2,129.2
% Change		8%		-10%		13%		-16%
Pos./(Neg.) Impact of Currency (in % pts)		-4		-3		-2		-6

Fisher-Price Brands	743.4		784.8		1,444.7		1,438.4
% Change		-5%		-6%		0%		-10%
Pos./(Neg.) Impact of Currency (in % pts)		-2		-2		-2		-3

American Girl Brands	84.4		82.4		213.5		209.9
% Change		2%		4%		2%		0%
Other	—		4.1		5.6		10.6

Gross Sales	$1,996.9		$1,955.9		$4,059.2		$3,788.1

% Change		2%		-8%		7%		-13%
Pos./(Neg.) Impact of Currency (in % pts)		-3		-3		-2		-5

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$1,996.9		$1,955.9		$4,059.2		$3,788.1
Sales Adjustments	(163.8)		(164.0)		(327.6)		(312.4)

Net Sales	$1,833.1		$1,791.9		$3,731.6		$3,475.7

% Change		2%		-8%		7%		-13%
Pos./(Neg.) Impact of Currency (in % pts)		-3		-3		-1		-4

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At September 30,
(In millions)	2010	2009	At Dec. 31, 2009
	(Unaudited)
Assets
Cash and equivalents	$960.5	$323.7	$1,117.0
Accounts receivable, net	1,550.0	1,450.3	749.3
Inventories	741.4	606.0	355.7
Prepaid expenses and other current assets	313.8	323.5	332.6

Total current assets	3,565.7	2,703.5	2,554.6
Property, plant and equipment, net	478.1	513.2	504.8
Other noncurrent assets	1,715.0	1,772.4	1,721.2

Total Assets	$5,758.8	$4,989.1	$4,780.6

Liabilities and Stockholders' Equity
Short-term borrowings	$5.5	$159.3	$2.0
Current portion of long-term debt	250.0	50.0	50.0
Accounts payable and accrued liabilities	1,138.1	1,116.3	968.5
Income taxes payable	52.2	11.1	40.4

Total current liabilities	1,445.8	1,336.7	1,060.9
Long-term debt	960.0	710.0	700.0
Other noncurrent liabilities	495.9	536.7	488.7
Stockholders' equity	2,857.1	2,405.7	2,531.0

Total Liabilities and Stockholders' Equity	$5,758.8	$4,989.1	$4,780.6

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)
	At September 30,
(In millions, except days and percentage information)	2010	2009

Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	76	73
Total Debt Outstanding	$1,215.5	$919.3
Total Debt-to-Total-Capital Ratio	29.8%	27.6%

	Nine Months Ended September 30,
(In millions)	2010 (a)	2009

Condensed Cash Flow Data:
Cash Flows Used For Operating Activities	$(428)	$(319)
Cash Flows Used For Investing Activities	(89)	(3)
Cash Flows From Financing Activities and Other	361	28

Decrease in Cash and Equivalents	$(156)	$(294)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel's Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.